Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES REPORTS
FIRST QUARTER 2010 FINANCIAL RESULTS

LOS ANGELES, May 10, 2010 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today reported results for the quarter ended March 31, 2010.

Significant First Quarter Events

▪
In March 2010, we disposed of Griffin Towers located in Santa Ana, California. We received proceeds of $89.4 million, net of transactions costs, which were combined with $6.5 million of restricted cash reserves released to us by the lender to partially repay the $125.0 million mortgage loan secured by this property. We were relieved of the obligation to pay the remaining $49.1 million due under the mortgage and senior mezzanine loans by the lender.

▪
In March 2010, we disposed of 2385 Northside Drive located in San Diego, California. We received proceeds of $17.7 million, net of transaction costs.  The Company used proceeds from this transaction to repay the balance of the construction loan and eliminate a $4.0 million repayment guaranty.

▪	During the quarter, we completed new leases and renewals totaling approximately 300,000 square feet (including our pro rata share of our joint venture properties).
Significant Subsequent Events

▪
On May 1, 2010, we extended our $109.0 million mortgage loan secured by Brea Corporate Place and Brea Financial Commons.  This loan is now scheduled to mature on May 1, 2011.  We have one one-year extension remaining on this loan.  No cash paydown was made to extend this loan, and the loan terms remain unchanged.

▪
On May 6, 2010, we made a principal payment of $9.7 million on the 207 Goode construction loan.  In exchange for this payment, the lender agreed to substantially eliminate our Operating Partnership’s principal repayment guarantee and extend the maturity date of the loan to August 1, 2010.  Pursuant to this agreement, we will market the property for sale.  The maturity date of this loan can be further extended to November 1, 2010 subject to certain conditions.

First Quarter 2010 Financial Results

▪
Net income available to common stockholders for the quarter ended March 31, 2010 was $18.6 million, or $0.38 per share, compared to a net loss available to common stockholders of $(53.9) million, or $(1.13) per share, for the quarter ended

March 31, 2009.  Our earnings in the first quarter of 2010 were positively impacted by a $49.1 million gain on settlement of debt from the Griffin Towers disposition and the recognition of a $16.6 million gain on sale of real estate that was deferred in 2006 in connection with the disposition of the 808 South Olive parking garage.  Our loss in the first quarter of 2009 was negatively impacted by a combined $38.8 million of charges, including a $23.5 million impairment charge recorded in connection with our property at 3161 Michelson in Irvine, California and a $15.3 million unrealized loss on a forward-starting interest rate swap agreement, which was partially offset by $22.5 million in gains on sale of real estate.

▪
Our share of Funds from Operations (FFO) available to common stockholders for the quarter ended March 31, 2010 was $35.6 million, or $0.72 per diluted share, compared to $(30.8) million, or $(0.64) per diluted share, for the quarter ended March 31, 2009.  Our share of FFO before specified items was $2.4 million, or $0.05 per diluted share, for the quarter ended March 31, 2010 as compared to $3.4 million, or $0.07 per diluted share, for the quarter ended March 31, 2009.

As of March 31, 2010, our office portfolio (including Properties in Default) was comprised of whole or partial interests in 29 office properties totaling approximately 17 million net rentable square feet, one 350-room hotel with 266,000 square feet, and on- and off-site structured parking plus surface parking totaling approximately 11 million square feet, which accommodates approximately 35,000 vehicles.  We have one recently completed development project that totals approximately 188,000 square feet of office space.  We also own undeveloped land that we believe can support up to approximately 5 million square feet of office and mixed-use development and approximately 5 million square feet of structured parking, excluding development sites that are encumbered by the mortgage loans on our Pacific Arts Plaza and 2600 Michelson properties, which are in default.

We will host a conference call and audio webcast, both open to the general public, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Tuesday, May 11, 2010, to discuss the financial results of the first quarter and provide a company update.  The conference call can be accessed by dialing (866) 394-8461 (Domestic) or (706) 758-3042 (International), ID number 72489022.  The live conference call can be accessed via audio webcast at the Investor Relations section of our website, located at www.maguireproperties.com, or through Thomson Reuters at www.earnings.com.  Our Supplemental Operating and Financial Data package is available at the Investor Relations section of our website, located at www.maguireproperties.com under “Financial Reports-Quarterly and Other Reports.”

A replay of the conference call will be available approximately two hours following the call through May 14, 2010.  To access this replay, dial (800) 642-1687 (Domestic) or (706) 645-9291 (International).  The required passcode for the replay is ID number 72489022.  The replay can also be accessed via audio webcast at the Investor Relations section of our website, located at www.maguireproperties.com, or through Thomson Reuters at www.earnings.com.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: risks associated with management’s focus on asset dispositions, loan defaults, cash generation and general strategic matters; risks associated with the timing and consequences of loan defaults and related asset dispositions; risks associated with contingent guaranties by our Operating Partnership; risks associated with our liquidity situation; risks associated with the continued or increased negative impact of the current credit crisis and global economic slowdown; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks and uncertainties affecting property development and construction; risks associated with increases in interest rates, volatility in the securities markets and contraction in the credit markets affecting our ability to extend or refinance existing loans as they come due; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed on April 30, 2010 with the Securities and Exchange Commission.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Executive Vice President, Investor and Public Relations
(213) 613-4558

MAGUIRE PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Investments in real estate	$3,668,916	$3,852,198
Less: accumulated depreciation	(655,892)	(659,753)
Investments in real estate, net	3,013,024	3,192,445

Cash and cash equivalents	91,235	90,982
Restricted cash	138,044	151,736
Rents and other receivables, net	8,399	6,589
Deferred rents	66,606	68,709
Due from affiliates	1,505	2,359
Deferred leasing costs and value of in-place leases, net	104,742	114,875
Deferred loan costs, net	17,772	20,077
Acquired above-market leases, net	7,248	8,160
Other assets	16,644	11,727
Assets associated with real estate held for sale	52,099	—
Total assets	$3,517,318	$3,667,659

LIABILITIES AND DEFICIT
Liabilities:
Mortgage and other loans	$4,035,451	$4,248,975
Accounts payable and other liabilities	189,688	195,441
Capital leases payable	2,271	2,611
Acquired below-market leases, net	67,815	77,609
Obligations associated with real estate held for sale	52,656	—
Total liabilities	4,347,881	4,524,636

Deficit:
Stockholders’ Deficit:
Preferred stock, $0.01 par value, 50,000,000 shares authorized;
7.625% Series A Cumulative Redeemable Preferred Stock,
$25.00 liquidation preference, 10,000,000 shares issued and outstanding	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized;
48,017,200 and 47,964,605 shares issued and outstanding at
March 31, 2010 and December 31, 2009, respectively	480	480
Additional paid-in capital	702,763	701,781
Accumulated deficit and dividends	(1,397,328)	(1,420,092)
Accumulated other comprehensive loss, net	(36,727)	(36,289)
Total stockholders’ deficit	(730,712)	(754,020)
Noncontrolling Interests:
Common units of our Operating Partnership	(99,851)	(102,957)
Total deficit	(830,563)	(856,977)
Total liabilities and deficit	$3,517,318	$3,667,659

MAGUIRE PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Revenue:
Rental	$68,227	$67,394
Tenant reimbursements	25,107	26,868
Hotel operations	5,237	4,994
Parking	11,697	11,593
Management, leasing and development services	961	2,030
Interest and other	292	778
Total revenue	111,521	113,657

Expenses:
Rental property operating and maintenance	24,195	24,913
Hotel operating and maintenance	3,747	3,449
Real estate taxes	9,114	10,352
Parking	3,067	3,557
General and administrative	7,607	8,264
Other expense	1,439	1,504
Depreciation and amortization	33,702	36,980
Interest	66,710	71,613
Total expenses	149,581	160,632

Loss from continuing operations before equity in net loss of unconsolidated joint venture and gain on sale of real estate	(38,060)	(46,975)
Equity in net loss of unconsolidated joint venture	201	(1,739)
Gain on sale of real estate	16,591	20,350
Loss from continuing operations	(21,268)	(28,364)

Discontinued Operations:
Loss from discontinued operations before gain on settlement of debt and gain on sale of real estate	(1,923)	(30,426)
Gain on settlement of debt	49,121	—
Gain on sale of real estate	—	2,170
Income (loss) from discontinued operations	47,198	(28,256)

Net income (loss)	25,930	(56,620)
Net (income) loss attributable to common units of our Operating Partnership	(2,584)	7,496

Net income (loss) attributable to Maguire Properties, Inc.	23,346	(49,124)
Preferred stock dividends	(4,766)	(4,766)

Net income (loss) available to common stockholders	$18,580	$(53,890)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.47)	$(0.61)
Income (loss) from discontinued operations	0.85	(0.52)
Net income (loss) available to common stockholders per share	$0.38	$(1.13)

Weighted average number of common shares outstanding	48,534,283	47,788,028

Amounts attributable to Maguire Properties, Inc.:
Loss from continuing operations	$(18,089)	$(24,319)
Income (loss) from discontinued operations	41,435	(24,805)
	$23,346	$(49,124)

MAGUIRE PROPERTIES, INC.

FUNDS FROM OPERATIONS
(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31, 2010	March 31, 2009

Reconciliation of net income (loss) available to common stockholders to funds from operations:

Net income (loss) available to common stockholders	$18,580	$(53,890)

Add: Depreciation and amortization of real estate assets	34,988	45,526
Depreciation and amortization of real estate assets -
unconsolidated joint venture (a)	1,898	3,312
Net income (loss) attributable to common units of our Operating Partnership	2,584	(7,496)
Unallocated losses - unconsolidated joint venture (a)	(962)	—

Deduct: Gains on sale of real estate	16,591	22,520

Funds from operations available to common stockholders and unit holders (FFO) (b)	$40,497	$(35,068)

Company share of FFO (c)	$35,552	$(30,786)

FFO per share - basic	$0.73	$(0.64)
FFO per share - diluted	$0.72	$(0.64)

Weighted average number of common shares outstanding - basic	48,534,283	47,788,028
Weighted average number of common and common
equivalent shares outstanding - diluted	49,197,833	47,788,795

Reconciliation of FFO to FFO before specified items: (d)

FFO available to common stockholders and unit holders (FFO)	$40,497	$(35,068)

Add: Loss from early extinguishment of debt	379	211
Unrealized loss on forward-starting interest rate swap	—	15,255
Default interest accrued on Properties in Default	10,363	—
Writeoff of deferred financing costs related to Properties in Default	562	—
Impairment of long-lived assets	—	23,500
Deduct: Gain on settlement of debt	49,121	—

FFO before specified items	$2,680	$3,898

Company share of FFO before specified items (c)	$2,353	$3,422

FFO per share before specified items - basic	$0.05	$0.07
FFO per share before specified items - diluted	$0.05	$0.07
__________
(a)	Amount represents our 20% ownership interest in our joint venture with Charter Hall Group (as successor to Macquarie Office Trust).

(b)
Funds from Operations, or FFO, is a widely recognized measure of REIT performance. We calculate FFO as defined by the National Association of Real Estate Investment Trusts, or NAREIT.  FFO represents net income (loss) (as computed in accordance with U.S. generally accepted accounting principles, or GAAP), excluding gains from disposition of property (but including impairments and provisions for losses on property held for sale), plus real estate-related depreciation and amortization (including capitalized leasing costs and tenant allowances or improvements).  Adjustments for our unconsolidated joint venture are calculated to reflect FFO on the same basis.

Management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other Equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other Equity REITs’ FFO. As a result, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (as computed in accordance with GAAP).

(c)	Based on a weighted average interest in our Operating Partnership of approximately 87.8% for both the three months ended March 31, 2010 and 2009, respectively.

(d)
Management also uses FFO before specified items as a supplemental performance measure because losses from early extinguishment of debt, default interest, impairment of long-lived assets and gains on settlement of debt create significant earnings volatility which in turn results in less comparability between reporting periods and less predictability regarding future earnings potential.

Losses from early extinguishment of debt represent costs to extinguish debt prior to the stated maturity and the write off of unamortized loan costs on the date of extinguishment. The decision to extinguish debt prior to its maturity generally results from (i) the assumption of debt in connection with property acquisitions that is priced or structured at less than desirable terms (for example, a variable interest rate instead of a fixed interest rate), (ii) short-term bridge financing obtained in connection with the acquisition of a property or portfolio of properties until such time as the company completes its long-term financing strategy, (iii) the early repayment of debt associated with properties disposed of, or (iv) the restructuring or replacement of property or corporate-level financing to accommodate property acquisitions. Consequently, management views these losses as costs to complete the respective acquisition or disposition of properties.

During the third quarter of 2009, we announced a plan to cease funding cash shortfalls at certain properties. As a result, six special purpose property-owning subsidiaries are in default on their mortgage loans: Stadium Towers in Central Orange County, Park Place II in Irvine, 2600 Michelson in Irvine, Pacific Arts Plaza in Costa Mesa, 550 South Hope in Downtown Los AngelesLos Angeles, and 500 Orange Tower in Central Orange County. We are accruing interest on the defaulted mortgage loans at the default rate per the applicable loan agreements. We have excluded default interest accrued on Properties in Default as well as the writeoff of deferred financing costs related to the mortgage loans on these properties from the calculation of FFO before specified items since these charges are a direct result of management’s decision to dispose of property other than by sale. Management views these charges as costs to complete the disposition of the related properties.

Impairment of long-lived assets represents non-cash charges taken to write down depreciable real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount may not be recoverable. In some instances, the disposition of properties impaired in prior periods may result in a gain on settlement of debt at the time of disposition. Per the NAREIT definition of FFO, gains from property dispositions are excluded from the calculation of FFO; however, impairment losses are required to be included. Management excludes gains on disposal, impairment losses and gains on settlement of debt from the calculation of FFO before specified items because they relate to the financial statement impact of decisions made to dispose of property, whether in the period of disposition or in advance of disposition. These types of gains or losses create volatility in our earnings and make it difficult for investors to determine the funds generated by our ongoing business operations.